The New Economy Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

May 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$41,005
Class B	$0
Class C	$29
Class F1	$1,167
Class F2	$627
Total	$42,828
Class 529-A	$997
Class 529-B	$0
Class 529-C	$15
Class 529-E	$36
Class 529-F1	$63
Class R-1	$24
Class R-2	$0
Class R-3	$718
Class R-4	$993
Class R-5	$1,337
Class R-6	$2,986
Total	$7,169

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1730
Class B	$0.0000
Class C	$0.0035
Class F1	$0.1676
Class F2	$0.2411
Class 529-A	$0.1751
Class 529-B	$0.0000
Class 529-C	$0.0080
Class 529-E	$0.1154
Class 529-F1	$0.2127
Class R-1	$0.0260
Class R-2	$0.0000
Class R-3	$0.1134
Class R-4	$0.1932
Class R-5	$0.2449
Class R-6	$0.2619

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	234,311
Class B	3,359
Class C	8,283
Class F1	6,715
Class F2	2,873
Total	255,541
Class 529-A	6,231
Class 529-B	495
Class 529-C	2,103
Class 529-E	336
Class 529-F1	394
Class R-1	916
Class R-2	4,984
Class R-3	6,336
Class R-4	5,422
Class R-5	5,611
Class R-6	13,001
Total	45,829

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.31
Class B	$26.17
Class C	$25.90
Class F1	$27.33
Class F2	$27.33
Class 529-A	$27.17
Class 529-B	$26.30
Class 529-C	$26.26
Class 529-E	$26.91
Class 529-F1	$27.14
Class R-1	$26.43
Class R-2	$26.55
Class R-3	$26.93
Class R-4	$27.16
Class R-5	$27.41
Class R-6	$27.37